EXHIBIT 3

The following Certificate of Incorporation is compiled from the official Amended and Restated Certificate of Incorporation and the subsequent Amendment thereto1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
SEMGROUP CORPORATION, AS AMENDED MAY 18, 2017
FIRST: The name of the Corporation is SemGroup Corporation.
SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware, 19801. The name of the registered agent of the Corporation in the State of Delaware at such address is The Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as from time to time amended.
FOURTH:
A. Authorized Capital Stock. The total number of shares of all classes of stock which the Corporation shall have authority to issue is One Hundred Four Million (104,000,000) shares, consisting of One Hundred Million (100,000,000) shares of Common Stock, par value $0.01 per share (“Common Stock”), and Four Million (4,000,000) shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”). Except as otherwise provided by law, the shares of stock of the Corporation may be issued by the Corporation from time to time in such amounts, for such consideration and for such corporate purposes as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine.
B. Common Stock.
1. Classes. The Common Stock shall consist solely of (a) 90,000,000 shares of Class A Common Stock, par value $0.01 per share (“Class A Common Stock”), and (b) 10,000,000 shares of Class B Common Stock, par value $0.01 per share (“Class B Common Stock” and collectively, “Class A and Class B Common Stock” ). Except as otherwise provided in this Article FOURTH or any amendments thereto, all Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.
2. Voting Rights of Common Stock Generally. On each matter on which the holders of Common Stock shall be entitled to vote, (a) each holder of shares of Class A Common Stock shall be entitled to one (1) vote for each share of Class A Common Stock registered in the name of such holder on the transfer books of the Corporation and (b) each holder of shares of Class B Common Stock shall be entitled to one (1) vote for each share of Class B Common Stock registered in the name of such holder on the transfer books of the Corporation. Except as otherwise required by law or this Article FOURTH, the holders of each class of Common Stock shall vote together as a single class. Notwithstanding any of the foregoing, except as otherwise required by law, holders of each class of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any certificate of designations relating to any series of Preferred Stock) or pursuant to the General Corporation Law of the State of Delaware (the “DGCL”).
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1SemGroup Corporation (the “Corporation”) was formerly named SemGroup Finance Corp. The date of the filing of the original Certificate of Incorporation with the Secretary of State of the State of Delaware was September 19, 2005 (the “Original Certificate”). On July 22, 2008, the Corporation and certain of its affiliates (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) in accordance with the reorganization proceeding styled In re SemCrude, L.P, et al., Case No. 08-11525 (BLS). On November 30, 2009, the Corporation filed an Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) which amended and restated the Original Certificate, in accordance with Sections 242, 245 and 303 of the General Corporation Law of the State of Delaware (the “DGCL”), pursuant to the authority granted to the Corporation under Section 303 of the DGCL to put into effect and carry out the Debtors’ Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, as confirmed on October 28, 2009 by order of the Bankruptcy Court (the “Joint Plan of Reorganization”). Provision for amending the Original Certificate is contained in the order of the Bankruptcy Court having jurisdiction under the Bankruptcy Code for the reorganization of the Corporation. On May 18, 2017, the Corporation filed a Certificate of Amendment to amend the Certificate of Incorporation.

3. Dividend Rights. Subject to the rights and preferences of the holders of any series of Preferred Stock, the holders of Class A and Class B Common Stock shall be entitled to receive, to the extent permitted by law, and to share equally and ratably, share for share, such dividends as may be declared from time to time by the Board of Directors with respect to the Common Stock, whether payable in cash, property, securities or otherwise by the Corporation.
4. Liquidation, Dissolution or Other Winding Up of the Corporation. Subject to the rights and preferences of the holders of any series of Preferred Stock, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up of the Corporation, the holders of the Class A and Class B Common Stock shall be entitled to share equally and ratably, share for share, in all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders. For purposes of this Section B(4), neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other corporations shall be deemed to be a liquidation, dissolution or winding-up of the Corporation, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Corporation.
5. Trading Restrictions on Class B Common Stock; Conversion of Class B Common Stock.
a. Trading Restrictions. The Class B Common Stock is intended to be a security that is not a “margin security” as defined in Regulation T of the Board of Governors of the Federal Reserve System of the United States of America, as from time to time in effect and all official rulings and interpretations thereunder or thereof. In furtherance of the foregoing, the Class B Common Stock shall not be listed on a national securities exchange or a national market system.
b. Conversion.
(i) Subject to the terms and conditions of this Section (B)5, each share of Class B Common Stock shall be convertible at any time or from time to time, at the option of the respective holder thereof, at the office of any transfer agent for Common Stock, and at such other place or places, if any, as the Board of Directors may designate, into one (1) fully paid and nonassessable share of Class A Common Stock. In order to convert Class B Common Stock into Class A Common Stock, the holder thereof shall (a) surrender the certificate or certificates for such Class B Common Stock at the office of said transfer agent (or other place as provided above), which certificate or certificates, if the Corporation shall so request, shall be duly endorsed to the Corporation or in blank or accompanied by proper instruments of transfer to the Corporation (such endorsements or instruments of transfer to be in a form satisfactory to the Corporation), and (b) give written notice to the Corporation that such holder elects to convert said Class B Common Stock, which notice shall state the name or names in which such holder wishes the certificate or certificates for Class A Common Stock to be issued. The Corporation shall issue and deliver at the office of said transfer agent (or other place as provided above) to the person for whose account such Class B Common Stock was so surrendered, or to his or her nominee or nominees, a certificate or certificates for the number of full shares of Class A Common Stock to which such holder shall be entitled as soon as practicable after such deposit of a certificate or certificates of Class B Common Stock, accompanied by the requisite written notice. Such conversion shall be deemed to have been made as of the date of such surrender of the Class B Common Stock to be converted; and the persons entitled to receive the Class A Common Stock issuable upon conversion of such Class B Common Stock shall be treated for all purposes as the record holder or holders of such Class A Common Stock on such date.
(ii) The issuance of certificates for shares of Class A Common Stock upon conversion of shares of Class B Common Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the shares of Class B Common Stock converted, the person or persons requesting the issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid or is not required to be paid.
(iii) The Corporation at all times shall reserve and keep available, out of its authorized but unissued Class A Common Stock, at least the number of shares of Class A Common Stock that would become issuable upon the conversion of all shares of Class B Common Stock then outstanding.
  (iv) In connection with any conversion of any shares of Class B Common Stock, pursuant to this Section B(5), neither the Corporation nor any director, officer, employee or agent of the Corporation shall be liable in any manner for any action taken or omitted in good faith.
C. Preferred Stock.
1. Series. The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of Preferred Stock in one or more series from time to time, establish the number of shares included in each such series, and to fix for each such series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series, including, without limitation, the authority to provide that any such series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates or amounts, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series of stock; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation at such price or prices or at such rate or rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions. The powers, designations, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.
2. Changes in Number of Shares in a Series. Except as otherwise provided in any resolution or resolutions of the Board of Directors providing for the issuance of any particular series of Preferred Stock, the number of shares of stock of any such series so set forth in such resolution or resolutions may be increased (but not above the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of such series then outstanding) by a resolution or resolutions likewise adopted by the Board of Directors. In case the authorized number of shares of any such series of Preferred Stock shall be decreased, the shares representing such decrease shall, unless otherwise provided in the resolution or resolutions of the Board of Directors providing for the issuance thereof, resume the status of authorized but unissued shares of Preferred Stock.
3. No Class Vote on Changes in Authorized Number of Shares of Preferred Stock. Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Certificate of Incorporation, any certificate of designations or any resolution or resolutions providing for the issuance of such series of stock adopted by the Board of Directors, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares of Class A and Class B Common Stock irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto).
4. Redeemed or Acquired Shares. Except as otherwise provided in any resolution or resolutions of the Board of Directors providing for the issuance of any particular series of Preferred Stock, Preferred Stock redeemed or otherwise acquired by the Corporation shall assume the status of authorized but unissued Preferred Stock and shall be unclassified as to series and may thereafter, subject to the provisions of this Article FOURTH and to any restrictions contained in any resolution or resolutions of the Board of Directors providing for the issuance of any such series of Preferred Stock, be reissued in the same manner as other authorized but unissued Preferred Stock.
D. Limitation on Issuance of Non-Voting Equity Securities. Notwithstanding any other provision in this Article FOURTH, pursuant to Section 1123(a)(6) of the Bankruptcy Code, the Corporation shall not issue non-voting equity securities (which shall not be deemed to include any warrants or options to purchase capital stock of the Corporation); provided, however, that this provision (i) shall have no further force or effect beyond that required under Section 1123 of the Bankruptcy Code, (ii) shall have such force and effect, if any, only for so long as such section is in effect and applicable to the Corporation or any of its wholly-owned subsidiaries and (iii) in all events may be amended or eliminated in accordance with applicable law as from time to time in effect.
E. Stock Options, Warrants, etc. The Corporation shall have authority to create and issue warrants, rights and options entitling the holders thereof to purchase from the Corporation shares of the Corporation’s capital stock of any class or series or other securities of the Corporation for such consideration and to such persons, firms or corporations as the Board of Directors, in its sole discretion, may determine, setting aside from the authorized but unissued stock of the Corporation the requisite number of shares for issuance upon the exercise of such warrants, rights or options. Such warrants, rights and options shall be evidenced by one or more instruments approved by the Board of Directors. The Board of Directors shall be empowered to set the exercise price, duration, time for exercise and other terms of such warrants, rights or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto shall not be less than the par value thereof.
F. Redemption, Pre-emptive and Conversion Rights Generally. Subject to the right of conversion of holders of Class B Common Stock in Section B(5) of Article FOURTH and the rights of the holders of any series of Preferred Stock, no holder of any stock of any class or series of the Corporation shall have any (i) redemption rights or (ii) preemptive or preferential right of subscription to any shares of any class of the stock of the Corporation, whether now or hereafter authorized, or to any obligation convertible into stock of the Corporation, or any right of subscription therefor, other than such rights, if any, as the Board of Directors in its discretion may from time to time determine.

FIFTH: Except as otherwise provided herein, the Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute and this Certificate of Incorporation, and all rights, preferences and privileges of any nature conferred upon stockholders, directors or any other persons herein are granted subject to this reservation.

SIXTH: In furtherance and not in limitation of the powers conferred by law, subject to any limitations contained elsewhere in this Certificate of Incorporation, Bylaws of the Corporation may be adopted, amended or repealed by a majority of the Board of Directors, but any Bylaws adopted by the Board of Directors may be amended or repealed by the stockholders entitled to vote thereon.
SEVENTH:
A. Board of Directors Generally.
1. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.
2. In addition to the powers and authority granted hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.
3. Subject to the terms of Section B of this Article SEVENTH, the number of directors of the Corporation constituting the entire Board of Directors shall be fixed exclusively in the manner provided in the Bylaws.
4. Subject to the terms of Section B of this Article SEVENTH, directors shall be elected by a plurality of the votes cast at the annual meetings of stockholders, and each director so elected shall hold office until the next annual meeting of stockholders and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. The election of directors need not be by ballot unless the Bylaws so require. There shall be no cumulative voting by stockholders of any class or series in the election of the Board of Directors.
5. Subject to the terms of Section B of this Article SEVENTH, unless otherwise provided by law, vacancies arising through death, resignation, disqualification, removal, an increase in the authorized number of directors or otherwise, may be filled only by a majority of the directors then in office, although such majority is less than quorum, or by a sole remaining director, or at a special meeting of the stockholders by the holders of shares of capital stock of the Corporation entitled to vote for the election of directors, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and qualified, or until their earlier death, resignation or removal. If there are no directors then in office, an election of directors may be held in the manner provided by applicable law.

B. Initial Board.
1. Under and in accordance with the reorganization proceeding styled In re SemCrude, L.P, et al., Case No. 08-11525 (BLS) which confirmed the Joint Plan of Reorganization, the initial Board of Directors after the date of this Certificate of Incorporation (the “Initial Board of Directors”) shall consist of seven (7) members.
2. Each director on the Initial Board of Directors shall serve until the next annual meeting of stockholders following the one-year anniversary of the effective date of the Joint Plan of Reorganization and until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal.
EIGHTH:
C. Exculpation. To the extent that the DGCL or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits, a director of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for any matter in respect of which such director shall be liable under Section 174 of the DGCL or any amendment or successor provision thereto, or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment, modification nor repeal of this Section A nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Section A shall eliminate or reduce the effect of this Section A in respect of any act, omission or matter occurring, or any cause of action, suit, claim or proceeding that, but for this Section A, would accrue or arise, prior to such amendment, modification, repeal or adoption of an inconsistent provision.

D. Indemnification. To the fullest extent permitted by the DGCL or any other law of the State of Delaware as it exists on the date hereof or as it may hereafter be amended permits, the Corporation shall indemnify and advance expenses to, and hold harmless, any person who was or is a party or is threatened to be made a party to, or testifies or is otherwise involved in, any threatened, pending or completed action, suit, claim or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person, or a person for whom such person is a legal representative, is or was a director of the Corporation, or, while a director of the Corporation, is or was serving at the request of the Corporation as a director of another corporation, partnership, joint venture, employee benefit plan, trust, non-profit entity or other enterprise, against all liability and loss suffered and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit, claim or proceeding to the full extent permitted by law, and the Corporation may adopt Bylaws or enter into agreements with any such person for the purpose of providing for such indemnification. Notwithstanding the preceding sentence, the Corporation shall be required to indemnify, or advance expenses to, any such claimant in connection with an action, suit, claim or proceeding (or part thereof) initiated by such claimant only if the initiation of such action, suit, claim or proceeding (or part thereof) was authorized or ratified by the Board of Directors; provided, however, Board of Directors authorization shall not be required if the right to indemnification has been contractually agreed upon by the claimant and the Corporation.
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